ClearPoint Neuro Announces Preliminary Unaudited Fourth Quarter and Full Year 2025 Revenue

The Company Achieved 20% Comparable Sales Growth in the Fourth Quarter of 2025 at $10.4 Million

SOLANA BEACH, CA, January 12, 2026 – ClearPoint Neuro, Inc. (Nasdaq: CLPT) (the “Company”), a global device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine, today announced preliminary unaudited revenue growth for its fourth quarter of 2025. These preliminary unaudited financial results are management’s estimates, are subject to revision in the course of completing annual audit processes, and do not represent a comprehensive statement of the Company’s financial results for the period. Audited results for the fourth quarter and full year 2025 will be publicly reported by the Company later in the first quarter of 2026, prior to a Form 10-K filing for the year with full financial statements.

Preliminary unaudited financial results demonstrated total revenue in the fourth quarter of 2025 of approximately $10.4 million, which is 20% comparable sales growth versus the fourth quarter of 2024. This sales growth does not include the impact of IRRAflow product sales which was not a part of the Company product portfolio a year ago and was only included partially in the fourth quarter of 2025 after the closing of the IRRAS Holdings, Inc. acquisition.

“Preliminary unaudited results from the fourth quarter showed a strong end of the year, with overall growth returning to 20%, and functional neurosurgery disposables and biologics and drug delivery coming in at 23% and 26% respectively,” commented Joe Burnett, President and CEO at ClearPoint Neuro. “We believe this indicates excellent momentum headed into 2026 where we have the team, the portfolio and the pipeline of new products to continue our penetration of the four existing markets that we participate in today: (1) pre-commercial biologics and drug delivery, (2) neurosurgery navigation, (3) laser therapy and access, and (4) intracranial fluid management. In 2026 we expect double-digit growth in all four of these growth markets which will continue to grow our installed base and fund the necessary infrastructure as we prepare for the commercial launch of neuro cell and gene therapies in the years ahead.”

Preliminary unaudited revenue for the full year 2025 was approximately $37 million. The Company continues to expect total revenues in 2026 between $54 and $60 million driven by the combination of organic growth and the completion of integration activities for the IRRAflow product line.

The Company’s management team will be available for meetings in San Francisco, CA during the J.P. Morgan Healthcare Conference from January 12-13, 2026.

About ClearPoint Neuro

ClearPoint Neuro is a device, cell, and gene therapy-enabling company offering precise navigation to the brain and spine. The Company uniquely provides both established clinical products as well as preclinical development services for controlled drug and device delivery. The Company’s flagship product, the ClearPoint Neuro Navigation System, has FDA clearance and is CE-marked. ClearPoint Neuro is engaged with healthcare and research centers in North America, Europe, Asia, and South America. The Company is also partnered with the most innovative pharmaceutical/biotech companies, academic centers, and contract research organizations, providing solutions for direct central nervous system delivery of therapeutics in preclinical studies and clinical trials worldwide. To date, thousands of procedures have been performed and supported by the Company’s field-based clinical specialist team, which offers support and services to our customers and partners worldwide. For more information, please visit www.clearpointneuro.com.

Forward-Looking Statements

This press release contains forward-looking statements within the context of the federal securities laws, including statements regarding the Company’s preliminary unaudited financial results, projections for future growth in its four existing markets, and 2026 revenue outlook. Preliminary unaudited financial results are subject to adjustment upon completion of the Company’s financial closing processes and review. These forward-looking statements are based on management's current expectations and are subject to the risks inherent in the business, which may cause the Company's actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: the Company’s ability to market, commercialize and achieve broader market acceptance for the products and services offered by the Company; the Company’s biotech partner’s continued use of the Company’s products and services in their delivery of gene and cell therapies; the Company’s ability to maintain its current relationships with its biotech partners or enter into relationships with new partners; the Company’s ability to continue to build and maintain the infrastructure and personnel needed to allow for widespread adoption of intracranial administration of gene and cell therapies; the future market for the Company’s preclinical services; the possibility that the anticipated benefits of the IRRAS transaction are not realized when expected or at all; the Company’s failure to integrate IRRAS into its business in accordance with expectations; and deviations from the expected market potential of the IRRAS products. For a detailed description of the Company’s risks and uncertainties, you are encouraged to review its documents filed with the SEC including the Company’s recent filings on Form 8-K, Form 10-K and Form 10-Q. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contact:

Investor Relations:

Danilo D’Alessandro, Chief Financial Officer

(888) 287-9109 ext. 3

ir@clearpointneuro.com